EXHIBIT 4.8
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                             STOCK OPTION AGREEMENT


         THIS AGREEMENT dated as of the ____ day of _______, ____ by and between EMCOR GROUP, INC., a Delaware corporation (the "Corporation"), and __________ ("Grantee")

                              W I T N E S S E T H:

         WHEREAS, the Corporation wishes to grant to Grantee, on the date set forth above, a non-qualified stock option to purchase shares of Common Stock of the Corporation, $.01 par value (the "Common Stock"), upon the terms and conditions hereinafter stated.

         NOW, THEREFORE, in consideration of the premises and of the undertakings hereinafter contained, the Corporation and Grantee agree as follows:

         1. Subject to the terms and conditions of this Agreement, the Corporation hereby grants to Grantee a non-qualified stock option (the "Option") to purchase all or any part of 2,000 shares of treasury Common Stock (the "Shares"), at a price per share of $_____. Prior to the expiration date of the Option, all or any part of the Shares subject to the Option may be purchased on or after the date hereof, at any time or from time to time, regardless of the Grantee's cessation or termination of service as a director of the Corporation for any reason. In the event of the Grantee's death at any time prior to the expiration date of the Option and before it is exercised in full, the executors, administrators, legatees or distributees of the Grantee's estate shall have the privilege of exercising any unexercised portion of the Option prior to the expiration date of the Option. Unless sooner exercised in full, the Option shall expire ten years from the date hereof.

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* Figure to be inserted is fair market value on grant date.

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         2.       (a)      The Option shall be exercised by the delivery of
written notice duly signed by the Grantee to such effect ("Exercise Notice"), together with the full purchase price of the Shares purchased pursuant to the exercise of the Option, to the Chairman of the Board of Directors of the Corporation or an officer of the Corporation appointed by the Chairman of the Board for the purpose of receiving the same. Payment of the full purchase price shall be made as follows: in cash or by check payable to the order of the Corporation; by delivery to the Corporation of shares of its Common Stock which shall be valued at their Fair Market Value (as that term is hereafter defined) on the date of exercise of the Option (provided, that the Grantee may not so use any shares unless the Grantee has beneficially owned such shares for at least six months); or, subject to the provisions of applicable law, by providing with the Exercise Notice an order to a designated broker to sell part or all of the Shares and to deliver sufficient proceeds to the Corporation, in cash or by check payable to the order of the Corporation, to pay the full purchase price of the Shares as to which the Exercise Notice relates and all applicable withholding taxes, if any.

                  (b) Within a reasonable time after the exercise of the Option, the Corporation shall cause to be delivered to the person entitled thereto a certificate for the Shares purchased pursuant to the exercise of the Option.

                  (c) Notwithstanding any other provision of the Option, the Option may not be exercised at any time when the Option or the granting or exercise thereof violates any law or governmental order or regulation.

                   (d) For purposes hereof the term "Fair Market Value" of a share or other security on a specified date shall mean the closing price at which such a share or other security is traded on the stock exchange, if any, on which such shares or other securities are primarily traded or if such shares or other securities are not then traded on a stock exchange, the closing price of such a share or such other security as reported on

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the NASDAQ National Market System or, if such shares or other securities are not then traded on the NASDAQ National Market System, the average of the closing bid and asked prices at which such a share or such other security is traded on the over-the-counter market, but if no such shares or other securities were traded on such date, then on the last previous date on which such shares or other securities were so traded or if none of the above are applicable, the value of such a share or such other security as established by the Board of Directors of the Corporation for such date using any reasonable method of valuation.

         3. The Option and all other rights hereunder are not transferable or assignable by the Grantee otherwise than by will or the laws of descent and distribution. The Option may be exercised or surrendered during the Grantee's lifetime only by the Grantee or his guardian or legal representative.

         4.       (a)      If, prior to the exercise in full of the Option,
there shall be declared and paid a stock dividend upon the shares of the Corporation's Common Stock or if such shares shall be split up, converted, exchanged, reclassified, or in any way substituted for, then the Option, to the extent that it has not been exercised, shall entitle the Grantee upon the future exercise of the Option to such number and kind of securities or cash or other property subject to the terms of the Option to which he would have been entitled had he actually owned the Shares subject to the unexercised portion of the Option at the time of the occurrence of such stock dividend, split-up, conversion, exchange, reclassification or substitution, and the aggregate purchase price upon the future exercise of the Option shall be the same as if the originally optioned Shares were being purchased hereunder.

                  (b) Any fractional shares or securities issuable upon the exercise of the Option as a result of an adjustment referred to in subsection 4(a) hereof shall be

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payable in cash based upon the Fair Market Value of such shares or securities at the time of such exercise.

                  (c) Notwithstanding the foregoing, upon the dissolution or liquidation of the Corporation, or upon the occurrence of a merger or consolidation in which the Corporation is not the surviving corporation, or in which the Corporation becomes a subsidiary of another corporation or in which the voting securities of the Corporation outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting securities of the Corporation or such surviving entity immediately after such merger or consolidation, or upon the sale of all or substantially all of the assets of the Corporation, the Option shall terminate unless provision is made by the Corporation in connection with such transaction for the assumption of the Option, or the substitution for the Option of new options of the successor corporation or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and the per share exercise prices. In the event the Option terminates as aforesaid in connection with such a dissolution, liquidation, merger, consolidation or sale, the holder of the Option shall be entitled to receive from the Corporation cash in an amount equal to the excess of (i) the Fair Market Value (determined on the basis of the amount received by shareholders in connection with such transaction) of the Shares subject to the portion of the Option not theretofore exercised over
(ii) the aggregate purchase price which would be payable for the Shares upon the exercise of the Option. In the event of any other change in the corporate structure or outstanding shares of the Corporation, the Board of Directors of the Corporation may make such equitable adjustments to the number of Shares and the class of Shares available under the Option as it shall deem appropriate to prevent dilution or enlargement of rights.

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         5.       The Corporation may postpone the issuance and delivery of
Shares pursuant to the grant or exercise of the Option until (a) the admission of such Shares to listing on any stock exchange on which shares of Common Stock of the Corporation of the same class are then listed, and/or (b) the completion of such registration or other qualification of such Shares under any State or Federal law, rule or regulation as the Corporation shall determine to be necessary or advisable. The Grantee shall make such representations and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation, in the light of the then existence or non-existence with respect to such Shares of an effective Registration Statement under the Securities Act of 1933, as from time to time amended (the "Securities Act"), to issue the Shares in compliance with the provisions of the Securities Act or any comparable act. The Corporation shall have the right, in its sole discretion, to legend any Shares which may be issued pursuant to the grant or exercise of the Option and/or may issue stop transfer orders in respect thereof.

         6. If the Corporation shall be required to withhold any amounts by reason of any Federal, State or local tax rules or regulations in respect of the issuance of Shares pursuant to the exercise of the Option, the Corporation shall be entitled to deduct and withhold such amounts from any cash payments to be made to the Grantee. In any event, the Grantee shall make available to the Corporation, promptly when requested by the Corporation, sufficient funds to meet the requirements of such withholding; and the Corporation shall be entitled to take and authorize such steps as it may deem advisable in order to have such funds made available to the Corporation out of any funds or property due or to become due to the holder of such Option.

         7. Nothing contained herein shall be construed to confer on the Grantee any right to be continued as a director of the Corporation or derogate from any right of the Corporation or its stockholders to decline to nominate the Grantee for election as a

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director, to elect Grantee as a director or, subject to the provisions of the bylaws of the Corporation and applicable law, to remove Grantee as a director, with or without cause.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                          EMCOR GROUP, INC.


                                          By: ___________________________

                                              __________________, Grantee